CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     AGREEMENT between WAYNE M. BARNES, PH.D., having an address at 223 Renaldo Drive, Chesterfield, Missouri, 63017 (hereinafter referred to as "LICENSOR") and CLONTECH LABORATORIES, INC., a company doing business in Palo Alto, California (hereinafter referred to as "LICENSEE") (LICENSOR and LICENSEE hereinafter sometimes being referred to as the "Parties" or each as a "Party").

                                     WITNESSETH

     WHEREAS, LICENSOR, a member of the faculty at Washington University, (the "Institution"), is the named inventor on a patent application directed to Klentaql and LA Technology, which invention is more fully described in the Licensed Patent Rights and which is owned by the LICENSOR; and

     WHEREAS, LICENSEE desires to obtain a non-exclusive license to make, have made, use and sell Licensed Products under the Licensed Patent Rights; and

     WHEREAS, under the policy of the Institution, all rights, title and interest to this Invention made at the Institution belong to the LICENSOR; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration:

     IT IS AGREED:

                                      ARTICLE 1


                                     DEFINITIONS

     (a) "LICENSED PATENT RIGHTS" shall mean the subject matter encompassed by claims 6-16, inclusive, of U.S. Patent 5,436,149 entitled THERMOSTABLE DNA POLYMERASE WITH ENHANCED THERMOSTABILITY AND ENHANCED LENGTH AND EFFICIENCY OF PRIMER EXTENSION, which claims as issued are annexed hereto as "EXHIBIT A", and those claims in foreign patents and patent applications claiming priority from USSN patent application 08/021,623, which claims as applied for are annexed hereto as "EXHIBIT B" and any patents issuing on USSN 08/021,623 or their foreign counterparts such as International Publication Number WO 94/26766 dated 24 November 1994, which include the same subject matter of the claims listed above, including any extensions, methods claims, renewals, divisions, continuations, continuations-in-part, patents of addition, and/or reissues and re-exams thereof, and, for all of the above including new claims as to DNA synthesis from RNA template (reverse transcription) and non-thermostable DNA polymerases. No rights are included to the subject matter of issued claims 1-5 (known variously as Klentaq-278, KIentfl-277, and/or Klentaql) alone, that is, in the absence of one or more DNA polymerases exhibiting 3'(editing)-exonuclease.

     "EXHIBIT B" annexed hereto is a current list of claims in continuation-in-part and foreign patent application filings corresponding to the subject matter of USSN 08/021,623.


                                      1.

     (b) "VALID CLAIM" shall mean an issued claim of a patent within the Licensed Patent Rights which has not otherwise been held invalid or unenforceable by a court from which no appeal has or can be taken, or has not otherwise finally been held unpatentable by the appropriate administrative agency, or a claim in a pending patent application within the Licensed Patent Rights, the subject matter of which claims as well as the application containing said claim, not having been pending for more than four years from the Effective Date of this Agreement.

     (c) "AFFILIATE" For the proposes of this Agreement, an "Affiliated Company of LICENSEE" or "an Affiliate" shall mean: (i) a business entity which owns, directly or indirectly, a controlling interest in LICENSEE, by stock ownership or otherwise; or (ii) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of LICENSEE.

     (d) "LICENSED PRODUCT" shall mean any reagent product or kit with a component part thereof whose manufacture, use or sale is covered by any Valid Claim, including separate enzyme components sold with, or in connection with, advice on how to mix them with sold or other enzyme components to arrive at an enzyme mixture covered by a Valid Claim, (whether or not such product is made, used, leased, sold or otherwise disposed of in a country that has issued a patent with the Valid Claim.

     (e) "LICENSED METHODS" shall mean any method, procedure or process whose use is covered by a Valid Claim.

     (f) "NET SALES" shall mean the actual gross invoice amounts including all packaging, use licenses, instructional or other charges made to a purchaser, but less the following Allowances: customary trade discounts and refunds or credits allowed for shortages, returns, or defective articles and transportation or shipping charges and/or taxes (sales, excise, custom fees or tariffs) billed by LICENSEE to its end-user customers. At the option of LICENSEE, the amount of these Allowances may be set to [*]% of the actual gross invoice amounts.

          "NET SALES-II" shall mean Net Sales from which have been subtracted the royalties due on Licensed Product under a license to a patent for PCR or for a DNA polymerase, and paid on Licensed Product to LICENSOR and/or to a third party such as Hoffmann-La Roche (or the current owner of the PCR patent, if different), but these subtractions from Net Sales are limited so that Net Sales-II shall not be reduced to less than 50% of Net Sales.

     Kits with other biological or biochemical catalog components. In the event a Licensed Product is sold as a combination product containing the Licensed Product and one or more other biochemicals or biologically or enzymatically active components, Net Sales shall be calculated proportionally, that is, by multiplying the gross amount invoiced for the sale of the combination product by the fraction A/(A+B) where A is the selling price for that amount of the Licensed Product sold separately by the LICENSEE and B is the value of the other biochemicals or biologically or biochemically active components of the combination product, which value is measured by the net sales per unit of material as that material is sold separately. The royalty paid on such combination products cannot be reduced relative to the royalty paid on Licensed Product sold separately by more than [*]% by application of this formula; that is, B may not valued at more than [*]% of the sum (A+B).

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     Kits with other components not sold separately. In the event no such separate sales are made of the other biological kit components, no special allowance is to be made, and the entire kit is considered a Licensed Product unless the parties agree otherwise on a case-by-case basis.

     Kits not for long PCR: If Licensed Products are sold with, or as a component of, other products not licensed hereunder and which combined products(s) are designed principally for a purpose other than of attaining long PCR products as defined and claimed in Licensed Patent Rights, Net Sales for the purpose of determining royalties on Licensed Products shall be calculated either as the separate Net Sales of the Licensed Product sold separately, or if Licensed Products are not sold separately, Net Sales for the purposes of determining royalties hereunder shall be reasonably determined by agreement of Licensor and Licensee prior to the sale of the combined product. "Sold with" does not refer to separate catalog items on the same purchase order.

     In-house use by LICENSEE: No royalty is due for use of the Licensed Product by LICENSEE for research and development purposes, such as gene analysis and creation of recombinant DNA constructs. Royalty is due for use of the Licensed Product to manufacture, such as by PCR, amplicon products that are sold (such as amplified DNA ladder), or for use of the Licensed Product in a service (such as a DNA sequencing, mapping, or other diagnostic service). Licensed Product utilized for such manufacturing or service purposes will be considered sold as Net Sales at the prevailing market price.

     (g) "COMMERCIAL SALE" shall mean any transaction including sales by an Affiliate or by a Distributor or by a Wholesaler which transfers to a purchaser physical possession and title to each Licensed Product, after which transfer seller has no right or power to determine purchaser's resale price, if any. Transfer of possession and title to an Affiliate or a Distributor or a Wholesaler shall not constitute a Commercial Sale. Licensee agrees that with regard to sales of its products which are distributed by a Distributor or by a Wholesaler, royalties are to be calculated based on the Distributor's or Wholesaler's transfer price to end users.

     Estimated mark-up factors. Since it is agreed that it is impractical for LICENSEE to account for sale prices made by Distributors or by Wholesalers, the parties agree on a factor by which the gross sales price to the Distributor or Wholesaler shall be multiplied to determine Net Sales; this factor for distribution by a Distributor shall be [*], and this factor for distribution by a Wholesaler [see definition in section (i) below] shall be [*].

     (h) "DISTRIBUTOR" is an entity with which LICENSEE has a business arrangement for distribution and/or marketing of the Licensed Product.

     (i) "WHOLESALER" shall mean an agent who takes orders from end users for the Licensed Product, purchases the said product from LICENSEE, delivers the said product to end users and collects payment from the end users. The Wholesaler does not perform other functions of a distributor, such as, by way of example but not by way of exclusion, marketing activities such as participating in trade shows, creating product advertising, and presenting technical seminars, or pre-and post-sale technical support of the products. LICENSOR and LICENSEE agree that this definition, references to Wholesaler, and the estimated Wholesaler mark-up factor of [*] are applicable only to distribution of Licensed Product in the country of Japan. For other countries, there is no difference between a Wholesaler and a Distributor.


                                      3.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     (j) "EFFECTIVE DATE OF THIS AGREEMENT" shall be the date on which the last signatory to this Agreement signs the Agreement. This Agreement shall be effective only if Signed by both Parties within ten calendar days of each other.

     (k) "KLENTAQLA" is Licensed Product that has, or includes, Klentaql as its majority enzyme that lacks significant 3'-exonuclease activity.

     (l)  "THE INVENTOR" is Dr. Wayne M. Barnes.

                                      ARTICLE 2

                                     THE LICENSE

     (a) LICENSOR hereby grants to LICENSEE a non-exclusive worldwide license, without the right to sublicense to third parties but with the right to extend the license to Affiliates of LICENSEE, under the Licensed Patent Rights:

          (1)  to make, have made, use and sell the Licensed Products; and

          (2)  to practice the Licensed Methods; and

          (3) to pass on to customers with the purchase price of Licensed Product, the right to use Licensed Methods.

                                      ARTICLE 3


                              PAYMENTS UNDER THE LICENSE

     (a) LICENSE ISSUE FEE. LICENSEE shall pay to LICENSOR a non-refundable license issue fee of $[*] and an advance royalty of $[*]. Royalties do not become further due until the end of a Calendar Quarter in which their total exceeds this advance royalty amount.

     (b) ROYALTY RATES. LICENSEE shall pay LICENSOR royalties according to the following schedule. The royalty rates are in two phases depending on the issuance of a patent, as described below. For each Licensed Product sold by LICENSEE, its Affiliates, or its Distributor or its Wholesaler while this Agreement is in force, LICENSEE shall pay, as a percentage of the Net Sales of Licensed Product, a Phase II royalty in the U.S., and a Phase I royalty in the rest of the world for a period at least up to February 1, 1999. The royalty rate is now at the Phase 2 level in the U.S. because the Patent has issued, and the royalty rate shall increase to a Phase 2 level on a country by country basis immediately upon issuance in each said country of a patent containing a claim that covers the manufacture, use or sale of a Licensed Product. The parties understand and agree that from now until February 1, 1999, if a patent issues to LICENSOR which does not cover a Licensed Product while LICENSOR still has pending an application that contains claims covering a Licensed Product, then LICENSEE shall continue to pay a Phase 1 level of royalty on sales of Licensed Products until either said claim issues in a patent or until February 1, 1999, whichever occurs first. If, by February 1, 1999 a patent has still not issued in a country where Licensee is manufacturing, using or selling a Licensed Product, LICENSEE shall have no obligation to pay royalties hereunder in that country until or unless such a patent issues.


                                      4.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.


ROYALTY SCHEDULE:                           PHASE 1 ROYALTY       PHASE 2 ROYALTY
Licensed Product without Klentaql                 [*]%                  [*]%

Licensed Product with Klentaql
by a source designated by LICENSOR                [*]%                  [*]%

Licensed Product with Klentaql
manufactured by LICENSEE                          [*]%                  [*]%


     (c) Optional subtraction of other royalties from Net Sales first. At option of LICENSEE, if and only if Net Sales-II is possible for this LICENSEE, Net Sales-II may substitute for Net Sales as the base.

     (d) Reduction in royalty in return for guaranteed minimum royalty. If for a period of five years from any point, LICENSEE agrees to pay LICENSOR a minimum annual royalty of $[*], then the royalty rate is reduced to [*]% on sales occurring after those sales resulting in an accrued annual royalty of $[*] at the rates set out in Article III above. This minimum is payable, and the 5-year guarantee is renewable, at the beginning of each calendar year that this minimum option is in force.

     (e) MOST FAVORED LICENSEE. LICENSOR has already, and may in the future, grant to one or more unrelated third parties a license of substantially the same scope as granted to LICENSEE herein but under different terms and conditions than those herein granted to LICENSEE. If such terms and conditions are different and include, or include the possibility of, royalties that are at or below [*]% of the royalties and/or royalty possibilities described in this Agreement, then within 60 days of the Effective Date of this or any other Agreement, whichever is later, and at other times at option of LICENSOR, LICENSEE shall be notified of the grant of a license under said different terms to a third party, which need not be identified. LICENSEE shall have the right and option to elect a license under such different terms and conditions as have been granted to said third party so long as LICENSEE also accepts ALL such other different terms, conditions, requirements and restrictions as have been granted or are granted to such other third party. LICENSEE's election hereunder must be made within sixty (60) days of LICENSEE's receipt of notice of the grant of a license under said different terms to a third party. Upon LICENSEE's election of such different terms and conditions as are offered to a third party, this Agreement shall be automatically amended to retroactively include such terms and conditions of said license with said third party back to the time such terms and conditions became available to said third party, or back to the Effective Date of this Agreement, whichever is later. It is understood and agreed that LICENSOR shall not, as a result of such retroactive amendment, be required to return advance payments previously made by LICENSEE, however, to the extent said payments were creditable against royalties, LICENSEE shall still be entitled to such a credit. LICENSOR is not obligated to offer the same set of terms and conditions more than once. LICENSEE's name and address shall be removed from this document before it is shown to other licensees for this most-favored licensee consideration. This section does not apply to the sourcing of Klentaq1 (Article XI).


                                      5.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     (f) UNLICENSED COMPETITION. At any time after one and one half years following the Effective Date of this Agreement, if LICENSEE provides to LICENSOR reasonable proof that an unlicensed third party is selling "Significant Quantities" of products covered by a Valid Claim, then LICENSOR shall within six months of said notice from LICENSEE either (a) execute a non-exclusive license with said third party, or (b) if a relevant patent has issued to LICENSOR, sue said third party and actively pursue the litigation or (c) demonstrate to LICENSEE that the third party has ceased the unlicensed activity. If LICENSOR does not within the six-month period fulfill at least one of the above options as to each unlicensed third party selling a significant quantity of unlicensed products, then the royalty rate on any Licensed Product will be reduced to [*]% of the royalty rate then applicable to each said Product, for such time as the unlicensed activity continues in Significant Quantities. For the purposes of the foregoing clauses, "Significant Quantities" shall mean, on a country by country basis, at least 20% of the market for all products covered by Valid Claims in monetary sales units. This entire section is to apply on a country by country basis, meaning that there shall be no royalty reduction in countries where unlicensed activity does not reach the level of Significant Quantity.

     (g) START DATE FOR COMMERCIAL SALES. LICENSEE acknowledges that sales subject to royalties began in July 1995, and that royalties and reports are due on all sales of Licensed Product that occurred after July 1, 1995.

                                      ARTICLE 4


                  REMITTANCE, RECORDS AND REPORTS UNDER THE LICENSES

     (a) LICENSE ISSUE FEE. The License Issue Fee shall be paid in U.S. dollars by check on a U.S. bank, or wired directly to the bank of LICENSOR upon instructions from LICENSOR. Payment shall be within 15 (fifteen) days of the Effective Date.

     (b)  ROYALTIES

          (1) ACCRUAL. Royalties shall accrue when Licensed Products are first sold or otherwise transferred by or for LICENSEE (other than to an Affiliate or Distributor or a Wholesaler) and/or its Distributor or Wholesaler. Licensed Products shall be considered sold when billed out or 30 days after shipment, whichever is sooner.

          (2) ACCRUED ROYALTIES. Payments of accrued royalties shall be made within sixty (60) days following the first day of January, April, July and October for the sale of all Licensed Products sold or otherwise transferred by LICENSEE during the previous calendar quarter (three months). Such payment shall be accompanied by a report statement certified to LICENSOR by an officer or authorized employee of LICENSEE which shall give sufficient information from which to calculate the amount of royalties due hereunder, including, but not limited to, a report of the total quantity and Net Sales of each Licensed Product for which royalty has accrued during the preceding quarter and the aggregate royalties due. Statements shall also be submitted in the event no sales of Licensed Products took place and/or no royalties are due.

     There are two possible cases of slower payment of Accrued Royalties. One of these may apply, but both alternatives may not be taken.


                                          6.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

          Should LICENSEE undertake that no mechanism within their corporate structure or relationship with their distributors exists, such that quarterly royalty payments/reports can be generated without undue effort, then the timing may, upon notice to LICENSOR, be replaced with semiannually (every six months), within 60 days of the first day of January and July.

          Similarly and alternatively, but not additionally, if 60 days is not long enough for existing internal accounting reports of LICENSEE, a maximum of 100 days may replace 60 days.

     In either of the above cases, available ongoing estimates of sales are to be supplied informally to LICENSOR upon request by LICENSOR, at a frequency not to exceed quarterly. LICENSOR is to be kept apprised of the name and phone number of a person at LICENSEE who can supply this information.

          (3) CURRENCY. Payment hereunder shall be made in U.S. dollars in the United States. If payment is by check, it must be a check drawn on a U.S. bank. If payment is by wire, LICENSEE must comply with wiring instructions to be provided by LICENSOR.

     (c) FOREIGN ROYALTY PAYMENTS. With respect to sales in countries outside the United States, royalties shall be payable in U.S. dollars at the rate of exchange published in the Wall Street Journal on the last day of the calendar quarter in which the royalty accrues. If the law or regulations of any country require the withholding of taxes and said taxes are in fact paid or withheld for or on account of the receipt, payment and remission of royalties provided for in this Agreement, and proof of payment of said taxes is provided to LICENSOR, such taxes shall be deducted by LICENSEE from the remittable royalties due from sales of Licensed Products in such country.

     (d) INSPECTION. LICENSEE shall keep records in sufficient detail to permit the determination of royalties payable hereunder and, at the request and expense of LICENSOR, will permit an independent Certified Public Accountant, acceptable to both LICENSOR and LICENSEE, to examine, in confidence, during ordinary business hours once in each calendar year records as may be necessary to verify or determine royalties paid or payable under this Agreement. For the purposes of this paragraph, LICENSEE shall be required to retain its records for no more than three (3) years. The time between such inspections may be decreased, and an inspection held at short notice, but not less notice than 14 days, under either of the following two circumstances:

          (1)  There is a Termination of the Agreement.
          (2) Upon any decrease in royalties from the previous quarter by more than 50%.

     In the event that such inspection shows that there is a discrepancy between the royalties shown to be due and the royalties actually paid by LICENSEE, then the amount determined to be due by such inspection shall be controlling. Any inspection shall be at LICENSOR'S expense, unless the inspection shows a discrepancy of at least ten percent (10%) in LICENSOR'S favor, in which case the LICENSEE shall bear the cost of the inspection.


                                          7.

                                      ARTICLE 5


                                  PATENT PROSECUTION

     (a)  PATENT FILING

          (1) LICENSOR shall pay for and conduct, at his sole discretion, the filing, continuations, prosecution and maintenance of any patent applications and any patents which issue thereunder in the United States.

          (2) LICENSOR shall pay for and conduct, at his sole discretion, the filing, prosecution and maintenance of any counterpart foreign patent applications and patents which issue thereunder which LICENSOR elects to support.

                                      ARTICLE 6


                           ENFORCEMENT OF LICENSED PATENTS

     (a) ENFORCEMENT. In the event LICENSEE or LICENSOR becomes aware of any actual or threatened infringement of any issued patent with the Licensed Patent Rights anywhere in the world, that party shall promptly notify the other party in writing. The parties are not required to take any particular active steps to ferret out all possible infringement. LICENSOR shall have the first right to bring, at its own expense, an infringement action against any third party. If LICENSOR does not proceed with a particular patent infringement action within ninety (90) days, LICENSEE, after notifying LICENSOR in writing of its election hereunder, shall be entitled but not obligated to take proceedings against such infringer at its own expense. LICENSEE is to invite other licensees to cooperate. The party conducting such suit shall have full control over its conduct. In any event, neither Party is obligated to assist the other. After deduction of the cost of litigation from the total settlement amount, any recovery as a result of any litigation or settlement shall be shared equally by and only among the parties, including other licensees, that cooperate extensively in the litigation, with no share obligated to a party or licensee which does not cooperate extensively in the litigation or infringement action. "Extensively" must include, for a LICENSEE, support of the costs of the litigation in proportion to the market share of that LICENSEE in Licensed Products for the part of the world under litigation. For LICENSOR, extensively means technical advice and supplying of available but unpublished laboratory data, upon reasonable request by the parties conducting the litigation or infringement action.

     (b) If any claim of a patent covering Licensed Patent Rights is held invalid or unenforceable, LICENSEE may thereafter cease paying royalties on sales of Licensed Products in the country in which such invalidity or unenforceability has been finally adjudicated, provided that Licensed Products or the use thereof are covered only by claims which have been held to be invalid or unenforceable.

     (c) If any claim of a patent covering Licensed Patent Rights is subordinate to another patent, royalties and/or damages due to the holder of the superordinate patent are to be paid by the LICENSEE. If the superordinate patent is not held, owned or controlled by LICENSEE, or an


                                          8.

employee or an Affiliate of LICENSEE, such payments by LICENSEE will be deducted from royalties owed and unpaid to LICENSOR, such deduction not to exceed 50% of royalties owed and unpaid to LICENSOR. This clause does not apply to royalties paid for PCR and/or DNA polymerase, which royalties are only to be treated under the Net Sales-II option above.

                                      ARTICLE 7


                                     TERMINATION

     (a) The term of this Agreement shall be from the Effective Date of this Agreement until the expiration of the last to expire of any patent included in the Licensed Patents.

     (b)  LICENSEE may terminate this Agreement:

          (1) Upon sixty (60) days prior written notice to LICENSOR to that effect, provided that LICENSEE shall thereafter terminate the manufacture, sale and use of Licensed Products except for disposition of inventory on hand, for which royalties shall be paid in accordance with Article III hereof.

          Disposition of inventory shall be complete within one hundred twenty
(120) days of the aforementioned notice of intent to terminate.

     (c) If LICENSEE shall at any time default in any obligation under this Agreement, and such default shall not be cured within ninety (90) days after written notice from LICENSOR to LICENSEE specifying the nature of the default, then LICENSOR shall have the right to terminate the license granted to LICENSEE hereunder and such termination shall become effective on the ninetieth (90th) day after giving such notice of default.

     (d) Any termination pursuant hereto shall not relieve the Parties hereto of any obligation or liability accrued hereunder prior to such termination, nor rescind or give rise to any right to rescind anything done or any payments made or other consideration given hereunder prior to the time of such termination and shall not affect in any manner any rights of either party arising out of this Agreement prior to such termination.

                                      ARTICLE 8


                                       WARRANTY

     LICENSOR represents that he is the sole owner of all rights, title and interest to the Licensed Patent Rights and that he has the right to enter into this Agreement and perform according to its terms. LICENSOR makes no other representation or warranty, express or implied, except as herein provided, nor does LICENSOR assume any liability in respect of any infringement of any patent or other rights of third parties due to LICENSEE's operation under the rights herein granted.


                                          9.

                                      ARTICLE 9


                                    COMMUNICATION

     Any payment, notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified mail, postage prepaid, addressed to it at its address set forth or to such other address as it shall designate by written notice to the other Party as follows:

     In the case of LICENSOR:

     Dr. Wayne M. Barnes
     223 Renaldo Drive
     Chesterfield, MO  63017 USA

     With a copy to:

     Jennifer G. Low, Esq.
     Gallop, Johnson & Neuman, L.C.
     101 South Hanley, Suite 1600
     St. Louis, Missouri  63105
     Telefax No.  (314) 862-1219

     In the case of LICENSEE:

     Attn: Licensing Officer
     Clontech Laboratories, Inc.
     1020 East Meadow Circle
     Palo Alto, CA  94303-4230

     With a copy to:

     Alexi Miller, Sr. Product Manager
     Clontech Laboratories, Inc.
     1020 East Meadow Circle
     Palo Alto, CA  94303-4230

     Each party shall provide the other party with any change to the telephone numbers set forth below.

     In the case of LICENSOR:

     (314) 434-7250 (H) and/or (314) 362-3351 (O)

     Fax: (314) 576-9683      with note to "Please call Dr. Barnes." at one of
                              the above numbers.


                                          10.

     In the case of LICENSEE:

     (415) 424-8222 ext.  1147
     Fax:  . . . 1088 or 0579

                                      ARTICLE 10

                                     ASSIGNMENTS

     Subject to the right of Licensee to extend its rights under this Agreement to Affiliates, this Agreement shall not be assignable by LICENSEE without the prior written consent of LICENSOR except to a successor in ownership of all or substantially all of the PCR business assets of LICENSEE, and which successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning Party.

     This Agreement shall be fully assignable by LICENSOR. All rights of LICENSOR under this Agreement shall devolve immediately upon his family in the event of his death or severe impairment.

                                      ARTICLE 11


                                  SOURCE OF KLENTAQ1

     (a)  INITIAL SOURCE OF KLENTAQL.

     LICENSEE agrees that The Inventor is, except for the option below, to designate the source of the Klentaql that is formulated into KlentaqLA by LICENSEE ("the KT1 Supplier"). The Inventor and The KT1 Supplier are to be kept apprised of six-month projections of anticipated need of Klentaql for adequate inventory purposes by LICENSEE or The KT1 Supplier, recognizing that these are projections only. The price of said Klentaql, when at or diluted to a protein concentration of OD(280)= 0.8, shall not exceed US $[*] per ul (microliter) resold or used internally, and said price shall include all royalty due on Klentaql for the patent claims 1 - 5, but said price shall not include the royalties for LA Technology set forth in the Royalty Schedule in
Section III(b). Microliters resold are subject to a 10% pipetting loss which will be made up by a 10% overage to be shipped.

     (b)  POSSIBLE PRICE REDUCTIONS.

     LICENSEE currently has on the market a Licensed Product formula "Advantage Klentaq" which consists of Klentaql, Deep Vent, and anti-Taq antibody.

     If LICENSEE brings and continues to market for PCR a formula "KlentaqLA" (so labeled) which consists only of Klentaql and Deep Vent (or other proofreading enzyme or enzymes that are believed by LICENSEE to be at least as effective), that is, it is equivalent to Advantage Klentaq but without the anti-Taq antibody, and if this product is priced accordingly less because of its lack of antibody, then the price of said Klentaql in Section XI(a) will be reduced to $[*] per ul.


                                          11.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     If another licensee to LA Technology actually brings to market KlentaqLA that is fully licensed for PCR and made with their own Klentaql, and that is priced competitively with the KlentaqLA of this LICENSEE, LICENSEE is encouraged to bring this matter to the attention of The Inventor, for possible good faith consideration for a modification, at the sole option of the Inventor, to the price and source of Klentaql to LICENSEE.

     If LICENSEE observes or develops a problem with the quality of the Klentaql supplied by The Klentaql Supplier, LICENSEE is encouraged to propose quality improvements to The Inventor, who will work with LICENSEE in good faith, within reason, to address the quality concerns.

     (c)  POSSIBLE MANUFACTURE OF KLENTAQL BY LICENSEE.

     If The Inventor declines to, or is unable to, act as or identify The KT1 Supplier, then LICENSEE gains an option under this Agreement to a license to manufacture LICENSEE's own Klentaql for use in formulating KlentaqLA. This would not be a license to have the Klentaql made by another entity, unless that entity is designated by The Inventor, whether or not he is still the LICENSOR. In order to exercise this LICENSEE must, having paid for all Klentaql already received from The KT1 Supplier(s), first then ("Advance Notice") notify KT1 Supplier that the next 100 ml of Klentaql are the last to be supplied by The KT1 Supplier, unless The KT1 Supplier is unwilling. The exclusion of the right to sell Klentaql alone under this Agreement [(end of Section I(a)] still stands.

     In addition to the ready availability of the Klentaql source strain from the ATCC as deposit No. 69244, the strain and recipe for this manufacture now known to LICENSOR will be provided by LICENSOR within 30 days of a request to do so by LICENSEE. This request may be made at any time.

     The above price reductions and manufacturing option depend strictly on the performance of product KlentaqLA marketing described above, and the price of Klentaq1 returns to $[*] per ul and/or the right to manufacture Klentaql ceases if LICENSEE ceases to, or fails to, market the prescribed product KlentaqLA.

     For the purpose of calculating Net Sales-II, the royalty on Klentaql from The KT1 Supplier shall be taken as $[*] per ul, even with any price reduction such as in (b) below. LICENSEE agrees that The Inventor may direct that the payment for said Klentaql be split into separate payees for manufacture and royalty.

     Should LICENSEE become the manufacturer of the Klentaql in Licensed Product, then the royalty on the Klentaql in Licensed Product is included (at the Phase I rate of [*]% or Phase II rate of [*]%) within the royalty rate for Licensed Product with Klentaql manufactured by LICENSEE, as can be seen by the difference between the various royalties set in the royalty schedule above in
Article III(b).

     Nothing in this section is meant to constrain or limit the marketing by LICENSEE of innovative products that are more complex then KlentaqLA, as separate items in addition to KlentaqLA.


                                          12.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                      ARTICLE 12


                                     ARBITRATION

     All claims or controversies under this Agreement, the enforcement or interpretation hereof, or because of any alleged breach or default under the provisions hereof, shall be settled by final and binding arbitration in St. Louis, Missouri in accordance with the then-existing commercial arbitration rules (the "Rules") of the American Arbitration Association ("AAA"), and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; PROVIDED, HOWEVER, that the law applicable to any controversy shall be the law of the State of Missouri, regardless of its or any other jurisdiction's choice of law principles. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by an arbitrator. In the event of a failure of the Parties to agree within fifteen (15) days after the commencement of the arbitration proceeding upon the appointment of the arbitrator, the arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall take place within forty-five (45) days of the demand for arbitration by either party. The arbitrator shall render his or her decision in writing to LICENSEE, LICENSOR and their respective counsel within twenty (20) days of the completion of the arbitration. In no event shall the demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Advance payments for arbitration service demanded by the arbitrator are to be made by the party which demands arbitration, unless both parties agree to share these payments. The ultimate bearer(s) of the cost of the arbitration is to be decided by the arbitrator.

                                      ARTICLE 13


                                    MISCELLANEOUS

     (a) COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (b) CONSTRUCTION. This Agreement shall supersede all previous communications, representations or undertakings, either verbal or written between the Parties relating to the subject matter hereof.

     (c) INDEMNIFICATION. LICENSEE agrees to indemnify and hold harmless LICENSOR and Washington University, from and against any and all claims, damages and liabilities arising from LICENSEE's sale of Licensed Products.

     (d) USE OF NAMES AND TRADEMARKS. With the exception of "KlentaqLA", which LICENSEE may, as a non-exclusive right, use to label KlentaqLA, the Parties shall have no right to use the names, trademarks, or other designation of each other, the Affiliates, or the Institution in any publication, advertisement or announcement by LICENSEE or LICENSOR in connection with the advertising or promotion of Licensed Products without the express written consent of the named Party. The use of trademarks in refereed scientific publications is excepted.


                                          13.

     If citations of any sort are included in promotional material or publications or newsletters or catalogs of any sort, LICENSEE shall always include attribution to the seminal paper describing the subject matter of the licensed invention: Barnes, W.M. (1994) PCR amplification of up to 35 kb DNA with high fidelity and high yield from lambda bacteriophage templates, PROC. NATL. ACAD. SCI. 91, 2216-2220, or a shortened form thereof.

     Customary and reasonable notices ("Restriction Notice") of patent protection and scope of this license are to be included with the Licensed Product when it is transferred and/or sold. By way of example, but not by limitation, the level of detail and restrictions in these notices must, upon the request of LICENSOR, at least match those used for the PCR patent. LICENSOR may specify the wording of these notices, at his option. Upon request by LICENSOR, the Restriction Notice must be included with any other DNA polymerase or exonuclease. LICENSEE agrees to terminate supply of licensed product to any entity that does not comply with such notices. Upon request by LICENSOR, LICENSEE must begin to report to LICENSOR the identity of any entity for which it obtains knowledge of use of Licensed Product beyond the scope of the Restriction Notice.

     By way of example, and for initial use, specific language for the Restriction Notice is suggested below. Reasonable variations are allowed. For LA Technology mixtures, or for exo+ (such as Pwo) DNA polymerase which is sold with advice for mixing according to the Patent:

     This product is licensed to claims 6 - 16 of U.S. Patent 5,436,149. Foreign patents and methods claims are pending. No license to practice these claims, i.e., mix DNA polymerases, is granted beyond the use of the supplied amount of this product.

For exo + (such as Pwo) DNA polymerase itself, when sold without advice as to how to use it to practice LA technology, and upon request by LICENSOR:

     This product is not licensed for use in formulating DNA polymerase mixtures under claims 6 - 16 of U.S. Patent 5,436,149 (counterpart foreign patents and methods claims pending).

As additional patents issue, the relevant patent numbers and claim numbers must be included in the Restriction Notices.

     (e) SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (f) HEADINGS. The headings of the several sections are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (g) FORCE MAJEURE. No delay, failure or omission by either party in the performance of any of its obligations pursuant to this Agreement shall be deemed a breach of this Agreement, nor create any liability to the other party, if such delay, failure or omission arises from any cause or causes beyond the reasonable control of the party seeking to invoke this section, including,


                                          14.

without limitation, the following: acts of God; fire; storm, flood, earthquake; war, sabotage; civil disturbance; riot; quarantine restrictions; government action; labor strike or freight embargo ("Force Majeure"). In the event of any delay or inability to perform arising pursuant to Force Majeure, the performance of the party seeking to invoke this section shall be postponed by such length of time as may be reasonably necessary to compensate for said delay or inability to perform.

     (h) NO WAIVER. Failure by either Party to enforce any provision of this Agreement or assert a claim on account of breach hereof shall not be deemed a waiver of its right to enforce the same or any other provision hereof on the occasion of a subsequent breach.

     (i) REMEDIES. The remedies provided in this Agreement are not and shall not be deemed to be exclusive and shall be in addition to any other remedies which either Party may have at law or in equity.

     (j) EXECUTION. This Agreement will not be binding upon the Parties until it has been signed herein below, within the same ten-day period, by or on behalf of each Party, in which event it shall be effective as of the date on which the last signatory to this Agreement signs the Agreement. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the later date written below.

     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

LICENSEE:

By: /s/ Ken Fong                   WITNESS:
   -----------------------
Date:  12/22/95
     ---------------------

Printed Name and Title: Kenneth Fong, CEO

LICENSOR:

By: /s/ Wayne Barnes               WITNESS:
   -----------------------
Date:
     ---------------------
          WAYNE M. BARNES


                                          15.

                                      EXHIBIT A

                     Issued Claims 6-16 of U.S. Patent 5,436,149

     6. A formulation of thermostable DNA polymerases comprising at least one thermostable DNA polymerase lacking 3'-exonuclease activity and at least one thermostable DNA polymerase exhibiting 3'-exonuclease activity, wherein the DNA polymerases are present in a ratio of from about 4 units to about 2000 units of the DNA polymerase lacking 3'-exonuclease activity to 1 unit of the DNA polymerase exhibiting 3'-exonuclease activity.

     7. A formulation of thermostable DNA polymerases as set forth in claim 6 wherein the at least one thermostable DNA polymerase lacking 3'-exonuclease activity is the DNA polymerase set forth in claim 1. [Claim 1 describes Klentaql, an N-terminal deletion of Taq DNA polymerase.]

     8. A formulation of thermostable DNA polymerases as set forth in claim 6 wherein the at least one thermostable DNA polymerase exhibiting 3'-exonuclease activity is selected from the group consisting of Pfu polymerase from Pyrococcus furiosus, the Vent DNA polymerase from Thermococcus litoralis, or a variant of the Pfu DNA polymerase or the Vent DNA polymerase wherein the DNA polymerase activity of said DNA polymerase has been diminished or inactivated.

     9. A formulation of thermostable DNA polymerases as set forth in claim 7 wherein the majority component and minority component of the formulation are present in a ratio of from about 10 units to about 2000 units of the majority component to 1 unit of the minority component.

     10. A formulation of thermostable DNA polymerases as set forth in claim 9 wherein the DNA polymerases are present in a ratio of about 640 units of the DNA polymerase lacking 3'-exonuclease activity to 1 unit of the DNA polymerase exhibiting 3'-exonuclease activity.

     11. A formulation of DNA polymerases as set forth in claim 6 wherein the DNA polymerases are present in a ratio of from about 10 units to about 2000 units of the DNA polymerase lacking 3'-exonuclease activity to 1 unit of the DNA polymerase exhibiting 3'-exonuclease activity.

     12. A formulation of DNA polymerases as set forth in claim 6 wherein the DNA polymerases are present in a ratio of from about 80 units to about 1000 units of the DNA polymerase lacking 3'-exonuclease activity to 1 unit of the DNA polymerase exhibiting 3'-exonuclease activity.

     13. A formulation of DNA polymerases as set forth in claim 6 wherein the DNA polymerases are present in a ratio of from about 640 units to about 1 unit of the DNA polymerase lacking 3'-exonuclease activity to 1 unit of the DNA polymerase exhibiting 3'-exonuclease activity.


                                       1.

     14. A formulation of thermostable DNA polymerases as set forth in claim 6 wherein the at least one thermostable DNA polymerase lacking 3'-exonuclease activity is the DNA polymerase set forth in claim 5.

     15. A formulation of DNA polymerases as set forth in claim 14 wherein the DNA polymerases are present in a ratio of from about 10 units to about 2000 units of the DNA polymerase lacking 3'-exonuclease activity to 1 unit of the DNA polymerase exhibiting 3'-exonuclease activity.


                                      2.

                                   EXHIBIT B

                      Pending Claims from PCT application.

Claims 1-5 are excluded from the Subject Matter of the License in the Agreement.

     1. A recombinant DNA sequence encoding a DNA polymerase having an amino add sequence comprising substantially the same amino acid sequence as Thermus aquaticus DNA polymerase, but lacking the N-terminal 280 amino acid residues of said DNA polymerase.

     2. A DNA polymerase having an amino acid sequence comprising Substantially the same amino acid sequence as that of Thermus aquaticus DNA polymerase, excluding the N-terminal 280 amino acid residues of Thermus aquaticus DNA polymerase.

     3. A DNA polymerase as set forth in claim 2, having the amino acid sequence of SEQ ID NO: 6.

     4. A DNA polymerase as set forth in claim 2 that is encoded by a DNA sequence contained in plasmid pWB254b.

     5. A DNA polymerase having an amino acid sequence comprised substantially of amino acids 280-831 of the DNA polymerase of Thermus flavus.

     6. A formulation of thermostable DNA polymerase comprising a majority component comprised of at least one thermostable DNA polymerase lacking 3'- exonuclease activity and a minority component comprised of at least one thermostable DNA polymerase exhibiting 3'-exonuclease activity.

     7. A formulation of thermostable DNA polymerase as set forth in claim 6 wherein the at least one thermostable DNA polymerase lacking 3'-exonuclease activity is Klentaq-278.

     8. A formulation of thermostable DNA polymerase as set forth in claim 7 wherein the at least one thermostable DNA polymerase exhibiting 3'-exonuclease activity is selected from the group consisting of Pfu DNA polymerase from Pyrococcus furiosus, the Tli DNA polymerase from Thermococcus litoralis, or a variant of the Pfu DNA polymerase or the Tli DNA polymerase wherein the DNA polymerase activity of said DNA polymerase has been diminished or inactivated.

     9. A formulation of thermostable DNA polymerases as set forth in claim 6 wherein the majority component and minority component of the formulation are present in a ratio of from about 10 units to about 2000 units of the majority component to 1 unit of the minority component.

     10. A formulation of thermostable DNA polymerase as set forth in claim 9 wherein the majority component and minority component of the formulation are present in a ratio of from about 100 to about 600 units of the majority component to 1 unit of the minority component.


                                          1.

     11. A formulation of DNA polymerase comprising at least one DNA polymerase which in wild-type form exhibits 3'-exonuclease activity and which is capable of catalyzing a temperature cycle type polymerase chain reaction wherein said 3'- exonuclease activity of said at least one DNA polymerase has been reduced to between about 0.2% and about 7%, of the 3'-exonuclease activity of said at least one DNA polymerase in its wild-type form.

     12. A formulation of DNA polymerase comprising E1, wherein E1 is one or more DNA polymerases which lack any significant 3'-exonuclease activity, and E2, wherein E2 is one or more DNA polymerases which exhibit significant 3'- exonuclease activity, and wherein the ratio of the amounts of E1 to E2 is at least about 4:1 by DNA polymerase units or (b) at least about 4:1 by amounts of protein by weight.

     13. A formulation of DNA polymerase as set forth in claim 12 wherein E2 is selected from the group consisting of DNA polymerase encoded by genes from Pyrococcus furiosus, Thermococcus literalis, Thermococcus species GB-D, T7 coliphage, Thermotoga maritima or a combination thereof, and wherein E1 is selected from the group consisting of a mutant, 3'-exonuclease negative form of E2 or of DNA polymerases which, in unmutated form, do not exhibit significant 3'-exonuclease activity, such as DNA polymerase encoded by genes from Thermus aquaticus, Thermus flavus, or Thermus thermophilus.

     14. A formulation of DNA polymerase as set forth in claim 12 wherein E2 comprises Pfu DNA polymerase from Pyrococcus furiosus and the unit ratio of E1 to E2 is between about 150 to 170:1.

     15. A formulation of DNA polymerases as set forth in claim 12 comprising a unit ratio of from about 150 to about 170:1 of Klentaq-278 to Pyrococcus furiosus DNA polymerase.

     16. A formulation of DNA polymerases as set forth in claim 12 comprising a unit ratio of from about 150 to about 170:1 of Klentaq-291 to Pyrococcus furiosus DNA polymerase.

     17. A formulation of DNA polymerases as set forth in claim 12 wherein E2 comprises the DNA polymerase from Pyrococcus species GB-D and the unit ratio of E1 to E2 is between about 450 to 500.

     18. A formulation of DNA polymerase as set forth in claim 12 comprising a unit ratio of from about 10 to about 15:1 of wild-type or nearly full-length Thermus aquaticus DNA polymerase to Pyrococcus furiosus DNA polymerase.

     19. A formulation of DNA polymerase as set forth in claim 12 wherein E1 comprises a reverse transcriptase.

     20. A formulation of DNA polymerase as set forth in claim 12 wherein E1 comprises a mutant or chemical modification of T7 or T3 DNA polymerase and E2 comprises a wild-type T7 or T3 DNA polymerase.

     21. A formulation of DNA polymerase as set forth in claim 12 wherein E1 comprises Thermus flavus or Thermus thermophilus DNA polymerase.


                                          2.

     22. A formulation of DNA polymerase as set forth in claim 12 wherein E1 comprises a Thermococcus literalis DNA polymerase variant lacking any significant 3'-exonuclease activity and E2 comprises wild-type Thermococcus literalis DNA polymerase.

     23. In a method for amplifying nucleic acid sequences by polymerase chain reaction, of the repeating cycle type wherein two complementary strands, for each different specific sequence being amplified, are treated with a single, a pair, or a mixture of pairs of oligonucleotide primers, and a DNA polymerase or a mixture of DNA polymerases is used to catalyze synthesis of an extension product of each primer which is complementary to each nucleic acid strand under effective conditions for said synthesis, and wherein said primers are selected so as to be sufficiently complementary to different strands of each specific sequence to hybridize therewith such that the extension product synthesized from one primer, when it is separated from its complement, can serve as a template for synthesis of the complementary strand of the extension product by extending the same or another included: primer, the primer extension products are separated from the templates on which they were synthesized to produce single-stranded molecules, and the single-stranded molecules thus generated are treated with the primers and a DNA polymerase or a mixture of DNA polymerases is used to catalyze synthesis of an extension product of each primer under effective conditions for the synthesis of a primer extension product, wherein the improvement comprises formulating the DNA polymerase as set forth in claim 6, and catalyzing primer extension with said formulation of DNA polymerase.

     24. In a method for amplifying nucleic acid sequences by polymerase chain reaction, of the repeating cycle type wherein two complementary strands, for each different specific sequence being amplified, are treated with a single, a pair, or a mixture of pairs of oligonucleotide primers, and a DNA polymerase or a mixture of DNA polymerases is used to catalyze synthesis of an extension product of each primer which is complementary to each nucleic acid strand under effective conditions for said synthesis, and wherein said primers are selected so as to be sufficiently complementary to different strands of each specific sequence to hybridize therewith such that the extension product synthesized from one primer, when it is separated from its complement, can serve as a template for synthesis of the complementary strand of the extension product by extending the same or another included primer, the primer extension products are separated from the templates on which they were synthesized to produce single-stranded molecules, and the single-stranded molecules thus generated are treated with the primers and a DNA polymerase or a mixture of DNA polymerases is used to catalyze synthesis of an extension product of each primer under effective conditions for the synthesis of a primer extension product, wherein the improvement comprises formulating the DNA polymerase as set forth in claim 7, and catalyzing primer extension with said formulation of DNA polymerase.

     25. A method as set forth in claim 24 wherein one or more of the primers utilized in any repeating cycle is itself a product of PCR amplification

     26. A method as set forth in claim 24 further comprising a denaturation step in each repeating cycle wherein the denaturation step has a duration of less than about 20 seconds in the reaction mixture.

     27. A method as set forth in claim 26 wherein the denaturation step has a duration of less than about 5 seconds in the reaction mixture.


                                          3.

     28. In a method for amplifying nucleic acid sequences by polymerase chain reaction, of the repeating cycle type wherein two complementary strands, for each different specific sequence being amplified, are treated with a single, a pair, or a mixture of pairs of oligonucleotide primers, and a DNA polymerase or a mixture of DNA polymerases is used to catalyze synthesis of an extension product of each primer which is complementary to each nucleic acid strand under effective conditions for said synthesis, and wherein said primers are selected so as to be sufficiently complementary to different strands of each specific sequence to hybridize therewith such that the extension product synthesized from one primer, when it is separated from its complement, can serve as a template for synthesis of the complementary strand of the extension product by extending the same or another included primer, the primer extension products are separated from the templates on which they were synthesized to produce single-stranded molecules, and the single-stranded molecules thus generated are treated with the primers and a DNA polymerase or a mixture of DNA polymerases is used to catalyze synthesis of an extension product of each primer under effective conditions for the synthesis of a primer extension product, wherein the improvement comprises formulating a DNA polymerase comprising at least one DNA polymerase, which in wild-type form exhibits 3'-exonuclease activity and which is capable of catalyzing a temperature cycle type polymerase chain reaction, wherein said 3'- exonuclease activity of said at least one DNA polymerase has been reduced to no greater than about 7% of the 3'-exonuclease activity of said at least one DNA polymerase in its wild-type form, but not eliminated, and catalyzing primer extension with said formulation of DNA polymerase.


                                          4.

                                NOTICE TO LICENSEE

         Re: US Patent 5,436,149 and corresponding applications worldwide.

Dear Licensee to LA Technology or Klentaq1:

     We are pleased to announce that on the 25th of April, 1996, Takara
Shuzo Co., Ltd. completed a Patent Transfer Agreement with Dr. Wayne M. Barnes and acquired all of Dr. Banres' right, title and interest in and to the Patent relating to LA Technology and Klentaq1 and the Licensee Agreements effective worldwide. Takara has duly become the Licensor in the existing License Agreement Dr. Barnes granted to you.

     Therefore, we would appreciate it very much if you could, for quarters after June 30, 1996, provide directly to Takara the required reports of data concerning Net Sales of Patented Products, payment of Royalties and any other information required under the Licensee Agreements, and change the address of recipient as directed below.

     That is:

     1. Net Sales Report and Royalty Payment for the quarter of April, May and June of 1996 should be addressed to Dr. Barnes as usual. He will take care of forwarding to Takara, as appropriate.

    2. Thereafter, from July 1, 1996, both information and payment should be addressed to Takara.

                    Junichi Mineno
                    Takara Shuzo Co., Ltd.
                    Biomedical Group
                    Seta 3-4-1
                    Otsu-shi, Shiga-ken
                    520-21 Japan
                    Telefax No. 81 775-43-2312

     A memorandum for necessary amendments to be made in each Agreement will be forwarded to each Licensee in due course.


                                       TAKARA SHUZO CO., LTD.


           /s/ Wayne M. Barnes                  /s/ Ikunoshin Kato
         -----------------------          -----------------------------
          Wayne M. Barnes, Ph.D.          Ikunoshin Kato, Ph.D.
                                          President, Biomedical Group